Exhibit 99.1

CONSENT OF PACWEST CONSULTING PARTNERS, LLC

We hereby consent to the references to our company’s name in the 2014 Annual Report on Form 10-K of U.S. Silica Holdings, Inc. (the “Company”) and the quotation by the Company in the 2014 Annual Report on Form 10-K Report from the “ProppantIQ” Proppant Market Analysis Report published February 17, 2015. We also hereby consent to the filing of this letter as an exhibit to the 2014 Annual Report on Form 10-K.

PACWEST CONSULTING PARTNERS, LLC

By:	/s/ Nilesh Dayal
	Name:	Nilesh Dayal
	Title:	Managing Partner

February 25, 2015

PacWest Consulting Partners     920 Memorial Way, Suite 160     Houston, TX 77024     www.pacwestcp.com